UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUSE MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	59-1224913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1565 N. Central Expressway, Suite 220

Richardson, TX 75080

(Address of principal executive offices, including zip code)

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN OF FUSE MEDICAL, INC.

(Full title of the plan)

Christopher C. Reeg

Chief Executive Officer

1565 N. Central Expressway, Suite 220

Richardson, TX 75080

469-862-3030

(Name, address and telephone number, including area code, of agent for service)

Copy to:

I. Bobby Majumder, Esq.

Perkins Coie LLP

500 N. Akard Street, Suite 3300

Dallas, Texas 75201

214-965-7735

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value, under the Amended and Restated 2018 Equity Incentive Plan of Fuse Medical, Inc.	5,500,000	$0.5001	$2,750,550	$333.37
Total:	5,500,000	$0.5001	$2,750,550	$333.37

(1)

Plus, an indeterminate number of additional shares that may be issued as a result of an adjustment to the number of shares to be issued pursuant to the plan resulting from any future stock split, stock dividend or similar adjustment of the common stock, par value $0.01 per share (the “Common Stock”), of Fuse Medical, Inc., a Delaware corporation (the “Registrant”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is estimated to be $0.5001 based on the average of the high sales price $0.5001 and the low sales price $0.5001 for the Common Stock, as reported by OTC Markets on January 7, 2019. Thus, the estimated amount of registration fees is the amount equal to the proposed maximum aggregate offering price multiplied by the current filing fee rate of 0.0001212, effective from 10/1/2018 to 9/30/2019, reported on the website of the Securities and Exchange Commission (the “SEC”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement (this “Registration Statement”) as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC are hereby incorporated by reference in this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on April 6, 2018, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on September 21, 2018, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 15, 2018;

(c)    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, filed on August 20, 2018;

(d)    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, filed on November 13, 2018;

(e)    The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed on January 11, 2018, February 23, 2018, February 26, 2018, March 13, 2018, July 5, 2018, August 3, 2018, October 15, 2018, November 16, 2018, November 21, 2018, and December 18, 2018;

(e)    The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-K/A filed on October 23, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation in a derivative action), if the party acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and Section 145 of the DGCL requires court approval before there can be any indemnification where the party seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. The Registrant’s by-laws, as amended and restated (the “Bylaws”), provide that the Registrant shall indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent permitted by law against expenses, liabilities and loss, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlements, reasonably incurred or suffered in connection with any proceeding arising out of their status as our agent. The Registrant’s Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees or agents against any expense, liability or loss, whether or not the Registrant would have the power to indemnify the person under the DGCL.

The Registrant has also entered into indemnification agreements with directors, officers and certain employees, under which, among other things, the Registrant has agreed to indemnify the Registrant’s directors, officers and certain employees, subject to certain conditions and limitations, for certain amounts, including attorneys’ fees, judgments, fines, penalties, settlement amounts, and any other amounts reasonably incurred or suffered by any such person in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the Registrant, to which such person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the Registrant or of any other company or enterprise with respect to which the person served in such capacity at the request of the Registrant.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the offer and sale of the shares of Common Stock of Fuse Medical, Inc. being registered

10.1	Amended and Restated 2018 Equity Incentive Plan of Fuse Medical, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on December 18, 2018 (File No. 000-10093))

23.1	Consent of Montgomery Coscia Greilich, LLP

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 8, 2019.

Fuse Medical, Inc.

/s/ William E. McLaughlin, III
By:	William E. McLaughlin, III
Chief Financial Officer, Treasurer, and Director
(Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below authorizes Christopher C. Reeg and William E. McLaughlin, III, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on January 8, 2019.

Signature	Title

/s/ Christopher C. Reeg	Chief Executive Officer, Secretary, and Director (Principal Executive Officer)
Christopher C. Reeg

/s/ William E. McLaughlin, III	Chief Financial Officer, Treasurer, and Director (Principal Financial Officer)
William E. McLaughlin, III

/s/ Mark W. Brooks	President, Director, and Chairman of the Board
Mark W. Brooks

/s/ Ricky Raj S. Kalra, M.D.	Director
Ricky Raj S. Kalra, M.D.

/s/ Renato V. Bosita Jr., M.D., M.B.A.	Director
Renato V. Bosita Jr., M.D., M.B.A.